EXHIBIT 99.1

Contact:	Susan E. Moss Senior Vice President, Marketing and Communications (502) 596-7296

KINDRED ANNOUNCES APPOINTMENT OF DR. SHARAD MANSUKANI

TO BOARD OF DIRECTORS

LOUISVILLE, Ky. (October 29, 2015) – Kindred Healthcare, Inc. (“Kindred” or the “Company”) (NYSE:KND) today announced that its Board of Directors has appointed Dr. Sharad Mansukani to the Board effective immediately.

Dr. Mansukani serves as a Senior Advisor to TPG (formerly Texas Pacific Group), a global private equity investment firm with a capital portfolio of over $74 billion, and as Strategic Advisor to the Board of Directors of Cigna Corp. (“Cigna”) (NYSE:CI). He previously served as Vice Chairman of the Board of Directors of HealthSpring, Inc. (NYSE:HS) prior to it being acquired by Cigna. In addition, Dr. Mansukani currently serves on the Board of Directors of IASIS Healthcare, an operator of acute care hospitals, Surgical Care Affiliates (NASDAQ:SCAI), the largest ambulatory surgery center business in the United States, and IMS Health Holdings, Inc. (NYSE:IMS), a leading provider of market intelligence to the pharmaceutical and healthcare industries.

Previously, Dr. Mansukani was a member of Medicare’s Program Advisory and Oversight Committee and served as a Senior Advisor to the Administrator of the Centers for Medicare and Medicaid Services, where he advised on the design and implementation of the Medicare prescription drug benefit, Medicare Part B reform and the Medicare Advantage policy.

Dr. Mansukani completed a residency and fellowship in ophthalmology at the University of Pennsylvania School of Medicine and a fellowship in quality management and managed care at the Wharton School of Business.

“Sharad brings a unique skill set and perspective that will be an asset to the Board and management team as we push forward our vision of the most effective and efficient delivery of care to an aging population,” said Phyllis R. Yale, Chair of Kindred’s Board.

“We look forward to working with Dr. Mansukani,” said Benjamin A. Breier, President and Chief Executive Officer of the Company. “His knowledge of healthcare policy and trends, along with his experience in both the public and private sectors, will be invaluable in helping Kindred continue to provide innovative care solutions in a rapidly changing healthcare landscape.”

About Kindred Healthcare

Kindred Healthcare, Inc., a top-85 private employer in the United States, is a FORTUNE 500 healthcare services company based in Louisville, Kentucky with annual revenues of approximately $7.2 billion(1). At June 30, 2015, Kindred through its subsidiaries had approximately 103,700 employees providing healthcare services in 2,730 locations in 47 states, including 96 transitional care hospitals, 16 inpatient rehabilitation hospitals, 90 nursing centers, 21 sub-acute units, 656 Kindred at Home home health, hospice and non-medical home care sites of service, 99 inpatient rehabilitation units (hospital-based) and a contract rehabilitation services business, RehabCare, which served 1,752 non-affiliated sites of service. Ranked as one of Fortune magazine’s Most Admired Healthcare Companies for six years, Kindred’s mission is to promote healing, provide hope, preserve dignity and produce value for each patient, resident, family member, customer, employee and shareholder we serve. For more information, go to www.kindredhealthcare.com. You can also follow us on Twitter and Facebook.

(1)	Revenues were computed by combining the twelve months ended December 31, 2014 data for Kindred, Gentiva Health Services, Inc., which was acquired by the Company on February 2, 2015, and Centerre Healthcare Corporation, which was acquired by the Company on January 1, 2015.

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